UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2010

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Gold Street,
Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) On June 16, 2010, Mark Roberts resigned from his position as Senior Vice President of Engineering, Information Technology, and Operations for TiVo Inc. effective June 14, 2010.

(e) In connection with Mr. Robert’s resignation, we entered into a transition agreement with him to continue to provide certain services to the company in a reduced role during a transition period lasting until no later than February 28, 2011, or such earlier date as either Mr. Roberts or the company may designate. As part of his transition agreement, Mr. Roberts shall be eligible to receive one year base salary (paid in accordance with the company’s standard payroll practices) and up to eighteen (18) months of COBRA premium reimbursements for continued medical, vision, and dental benefits. Any remaining salary still owing to Mr. Roberts upon the expiration or early termination of the transition period will be paid in a lump sum at such time and any remaining COBRA reimbursements will continue to be reimbursed up to eighteen (18) months. Mr. Roberts is also entitled to 50% of any actual bonus he would have been eligible for based on the Board’s approval of corporate and departmental achievements pursuant to the Fiscal Year 2011 Executive Bonus Plan (payable in a lump sum at the time the Bonus Plan pays out to other executives). During the transition period, Mr. Roberts will remain an employee and will continue to vest in his current equity awards. Mr. Roberts also will be eligible to receive acceleration of all his outstanding unvested equity grants in the event a change in control (as defined in his Change In Control Agreement) occurs during the transition period.

The foregoing descriptions of Mr. Roberts’ transition agreement with the company are qualified in their entirety by reference to the applicable provisions of the agreement, which will be filed as an exhibit with the company’s quarterly report on Form 10-Q for the period ending July 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: June 21, 2010	By:	/S/ ANNA BRUNELLE
Anna Brunelle
Chief Financial Officer
(Principal Accounting Officer)